Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Kodiak Gas Services, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(c) and (h)	1,200,000(2)	$28.42(3)	$34,103,700.00	0.00015310	$5,221.28

Total Offering Amounts					$34,103,700.00		$5,221.28

Total Fee Offsets							—

Net Fee Due							$5,221.28

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Kodiak Gas Services, Inc. Employee Stock Purchase Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock.

(2)	Represents shares of common stock issuable to eligible persons pursuant to the Plan being registered herein.

(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. Represents the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on April 21, 2025 (such date being within 5 business days prior to the date of filing this Registration Statement), multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the Plan.